Exhibit 99

Jason Industries Announces Extension of Revolving Credit Facility

MILWAUKEE, WI, June 15, 2018 -- Jason Industries, Inc. (NASDAQ:JASN, JASNW) (the “Company” or “Jason Industries”) today announced that it has amended its First Lien Credit Agreement to extend the maturity of its undrawn revolving credit facility, such that the total commitments will be $34.3 million until June 2019, and thereafter, $30.0 million until June 2020. Prior to the amendment, the revolving credit facility was scheduled to mature in June 2019.

Chad Paris, Senior Vice President and Chief Financial Officer, commented, “With the revolver extension and our strengthened cash position, we will continue to maintain liquidity to support working capital needs. This extension is another step toward improving the capital structure, and we appreciate the support of our extending lenders.”

To learn more about Jason Industries, please visit our website, investors.jasoninc.com.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing, components, seating and automotive acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 4,300 people in 13 countries. To learn more, please visit www.jasoninc.com.
Contact Information

Investor Relations
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

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